EXHIBIT 16.1

January 16, 2008

Securities and Exchange Commission
Office of Chief Accountant
Washington, D.C. 20549

Gentlemen:

We have read Item 4.01 of the Form 8-K dated January 16, 2008 of Hybrid Technologies, Inc. and are in agreement with the statements contained in the first and third paragraphs therein. We have no basis to agree or disagree with the other statements of the Registrant contained therein.

Very truly yours,

/s/Haynie & Company
Haynie & Company
Independent Registered Certified Public Accountants